Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release
FOR IMMEDIATE RELEASE	January 21, 2008

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the First Quarter of Fiscal 2008

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2008 ended December 31, 2007.

First Quarter Fiscal 2008 Highlights:

•	Diluted EPS grew to $0.79

•	Net earnings rose to $98.4 million

•	Excluding a one-time gain on the sale of an investment (discussed below):

•	Diluted EPS grew to $0.75, a 47.1% increase over the prior year

•	Net earnings rose to $93.0 million, a 51.7% increase over the same period last year

•	Backlog increased $4.6 billion, or 43.9%, from December 31, 2006 to $15.0 billion.

Jacobs reported today record net earnings of $98.4 million, or $0.79 per diluted share, on revenues of $2.5 billion for its first quarter of fiscal 2008 ended December 31, 2007. This compares to net earnings of $61.3 million, or $0.51 per diluted share, on revenues of $2.0 billion for the same period last year.

Included in the Company’s results of operations for the first quarter of fiscal 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale of its interest in a company that provides specialized operations and maintenance services, such as snow removal and pavement repair, for highways and associated facilities.

Jacobs also announced backlog totaling $15.0 billion at December 31, 2007, including a technical professional services component of $7.1 billion. This compares to total backlog and technical professional services backlog of $10.4 billion and $5.5 billion, respectively, at December 31, 2006.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “We are pleased to report another strong performance for the first quarter. Industry trends are generally positive and our new business prospects remain good. We expect FY 2008 to be another successful year.”

Also commenting on the results for the first quarter and on the Company’s earnings outlook for the remainder of fiscal 2008 was Jacobs Chief Financial Officer John W. Prosser, Jr. He stated, “Based on our first quarter results and continuing backlog growth, 2008 should continue to track above our long-term target of 15% average annual growth. We are raising our earnings guidance for 2008 to a range of $2.95 to $3.25, including the one-time gain realized in the first quarter.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, January 22, 2008, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through January 29, 2008. The dial-in number for the audio replay is 888.286.8010 (passcode 89785870).

Jacobs, with about 54,000 employees and $9.0 billion in revenues, provides scientific, technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

[ MORE ]

Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended December 31
	2007	2006
Revenues	$2,471,817	$2,018,508
Costs and Expenses:
Direct costs of contracts	(2,083,847)	(1,747,058)
Selling, general, and administrative expenses	(246,714)	(177,076)

Operating Profit	141,256	94,374
Other Income (Expense):
Interest income	4,580	4,248
Interest expense	(1,301)	(1,594)
Miscellaneous income (expense), net	9,170	(1,305)

Total other income, net	12,449	1,349

Earnings Before Taxes	153,705	95,723
Income Tax Expense	(55,335)	(34,461)

Net Earnings	$98,370	$61,262

Earnings Per Share (“EPS”):
Basic	$0.82	$0.52
Diluted	$0.79	$0.51

Weighted Average Shares Used to Calculate EPS:
Basic	120,118	117,625
Diluted	124,078	121,294

[ MORE ]

Other Operational Information (in thousands):

	Three Months Ended December 31
	2007	2006
Revenues by Major Component:
Technical professional services	$1,326,029	$956,682
Field services	1,145,788	1,061,826

Total	$2,471,817	$2,018,508

Depreciation (pre-tax)	$14,350	$10,885

Capital Expenditures	$18,346	$14,990

Selected Balance Sheet and Backlog Information (in thousands):

	At December 31
	2007	2006
Balance Sheet Information:
Cash and cash equivalents	$398,780	$484,513
Working capital	921,177	855,474
Total debt	36,989	95,361
Stockholders’ equity	1,990,780	1,498,860

Backlog Information:
Technical professional services	$7,110,800	$5,542,200
Field services	7,850,500	4,854,300

Total	$14,961,300	$10,396,500

[ END ]